                            SCHEDULE 14A INFORMATION

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             the Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant / /
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         Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
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    / /  Soliciting  Material  Pursuant  to  Section  240.14a-11(c)  or  Section
         240.14a-12


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     Rule 14a-6(i)(3).
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
   [LOGO]

March 31, 1995

Dear Stockholder:

Cray Research's Annual Meeting is Tuesday, May 16, 1995 at the Minnesota Historical Society, 345 Kellogg Boulevard West, St. Paul, Minnesota. We will begin at 10:00 a.m. and conclude at about 11:30 a.m.

The Annual Meeting is an opportunity for you to meet the directors of your company and some of the company leadership. During the meeting we will conduct our normal business matters, review 1994 results, and preview some of the activities and changes for 1995 and beyond.

It is very important that your shares be represented at the meeting, and I urge you to sign and return your proxy card in the enclosed envelope. We hope that you can attend the Annual Meeting and look forward to seeing you there.

                                           Sincerely,

                                                       [SIGNATURE]
                                           Robert H. Ewald
                                           President and
                                           Chief Operating Officer

CRAY RESEARCH, INC.
655A Lone Oak Drive
Eagan, Minnesota 55121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 1995 Annual Meeting of Stockholders of Cray Research, Inc. (the "company") will be held at the Minnesota Historical Society, 345 Kellogg Boulevard West, St. Paul, Minnesota, at 10:00 a.m. on May 16, 1995, for the following purposes:

    (1) To elect seven directors for the following year;

    (2) To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the company for the year ending December 31, 1995; and

    (3) To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 20, 1995, will be entitled to vote at the meeting or any adjournments.

                                           By Order of the Board of Directors,

                                                            [B]

                                           David E. Frasch
                                           Secretary

March 31, 1995

CRAY RESEARCH, INC.
655A Lone Oak Drive
Eagan, Minnesota 55121

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Cray Research, Inc. of proxies in the accompanying form from holders of shares of Common Stock to be voted at the Annual Meeting of Stockholders to be held at 10:00 a.m. on May 16, 1995, at the Minnesota Historical Society, 345 Kellogg Boulevard West, St. Paul, Minnesota.


Stockholders of record as of the close of business on March 20, 1995, will be entitled to vote at the meeting or any adjournments. On that date, the company had 25,624,299 shares of Common Stock outstanding. Each share is entitled to one vote. The presence of 12,812,150 shares, in person or by proxy, will constitute a quorum for the meeting. A stockholder may revoke a proxy at any time before it is exercised by filing with the Secretary of the company a written statement revoking the proxy or another proxy bearing a later date.



When a proxy card is returned properly signed, the shares represented will be voted in accordance with the stockholder's directions. If no directions are indicated on the proxy card, the shares will be voted in favor of the election of the nominees for director named herein and ratification of the appointment of KPMG Peat Marwick LLP as the company's independent auditors, and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a stockholder's proxy withholds authority to vote with respect to any nominee for director, or abstains from voting as to any other matter, then the shares covered by such proxy shall be deemed present for purposes of determining a quorum and for purposes of calculating the vote, but shall not be deemed to have been voted for such nominee or matter. If a broker returns a "non-vote" proxy, indicating a lack of authority on the part of the broker to vote on a particular matter, such shares shall be deemed present at the meeting for purposes of determining a quorum but not for purposes of calculating the vote with respect to such matter.



The cost of solicitation of proxies will be borne by the company. In addition to solicitation by mail, the company has engaged Georgeson & Company, Inc. to solicit on behalf of the Board of Directors proxies from beneficial owners of the company's Common Stock including shares held by brokers, bank nominees and other institutional holders. This firm will be paid approximately $10,000 and will be reimbursed for certain of its expenses in connection with its proxy solicitation. The company will also reimburse brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies. Additionally, there may be incidental personal solicitation at nominal expense made by regular employees of the company.



This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about March 31, 1995, together with the Annual Report to stockholders of the company for the year ended December 31, 1994. Such Annual Report to stockholders does not form any part of the material for the solicitation of proxies.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table contains information as of February 28, 1995, regarding beneficial ownership of Common Stock of the company, its only class of voting securities, by each person known by the company to own 5% or more of such outstanding shares, each director, each nominee for director, each of the executive officers named in the "Summary Compensation Table" below and the executive officers and directors as a group.


                                                             AMOUNT AND
                                                        NATURE OF BENEFICIAL       PERCENT
BENEFICIAL OWNER                                          OWNERSHIP(1)(4)          OF CLASS
-------------------------------------------------------------------------------------------
State Treasurer, State of Michigan                              1,912,800(2)        7.4
P.O. Box 15128
Lansing, Michigan 48901
Systematic Financial Management, Inc.,                          1,390,827(3)        5.4
Cash Flow Investors, Inc., and
Kenneth S. Hackel
Two Executive Drive
Fort Lee, New Jersey 07024
John F. Carlson                                                    90,106           *
                                                                    5,508(5)
Lester T. Davis                                                    94,251           *
Lawrence E. Eaton                                                   5,000           *
Robert H. Ewald                                                   113,341           *
Catherine M. Hapka                                                  2,500           *
Philip G. Heasley                                                   2,500           *
Michael J. Lindseth                                                48,011           *
Robert G. Potter                                                   11,750           *
Andrew Scott                                                       62,102           *
                                                                    7,000(6)        *
Jan H. Suwinski                                                     6,350           *
Don F. Whiting                                                     41,930           *
                                                                    4,331(7)        *
All executive officers and directors as a group                   443,122(8)        1.7
(12 persons)

---------
 *   Less than 1%.

(1) Beneficial ownership results from sole voting and investment power except as noted in footnotes below.

(2) Information is based on the stockholder's Schedule 13D dated January 12, 1995.
(3) Information is based on the stockholders' Schedule 13G dated February 10, 1995. Systematic Financial Management, Inc., held 1,359,027 shares as of December 31, 1994, as to which it had sole dispositive power as to all such shares, sole voting power as to no shares and shared voting power as to 123,720 shares. Cash Flow Investors, Inc., held 26,800 shares, as to which it had sole dispositive power and shared voting power.

     Mr. Hackel, the majority shareholder, President and principal executive officer of both Systematic Financial Management and Cash Flow Investors, directly held 5,000 shares, as to which he had sole dispositive and voting power.
(4) Includes shares which the officer or director has the right to acquire within 60 days upon exercise of presently outstanding stock options as follows: John F. Carlson -- 79,662; Lester T. Davis -- 64,760; Robert H.
     Ewald -- 56,049; Catherine M Hapka -- 2,500; Philip G. Heasley -- 2,500;
     Michael J. Lindseth -- 39,059; Robert G. Potter -- 11,500; Andrew Scott --
     42,033; Jan H. Suwinski -- 5,250; Don F. Whiting -- 33,319;
(5) Mr. Carlson disclaims beneficial ownership of these shares, which are owned by his spouse and children.
(6) Mr. Scott disclaims beneficial ownership of these shares, which are owned by his spouse.
(7) Mr. Whiting disclaims beneficial ownership of these shares, which are owned by his spouse.
(8) Includes shares which certain of the officers and directors have the right to acquire within 60 days upon exercise of presently outstanding stock options. Also included in the total number of shares beneficially owned by the group are 16,839 shares which were individually owned by the spouses or children of three officers and directors. Of the number of shares beneficially owned by the group, 132,347 shares were outstanding on February 28, 1995 and, if outstanding on the record date, would be entitled to vote at the meeting (less than 1% of all shares entitled to vote).


ELECTION OF DIRECTORS

Seven directors of the company are to be elected at the meeting to hold office until the next annual meeting and until their successors are elected. The affirmative vote of stockholders holding a majority of shares of Common Stock present in person or represented by proxy is necessary for the election of each nominee. The proxies named on the enclosed proxy card intend to vote FOR the election of the seven nominees named below, unless otherwise instructed. All of the nominees are presently members of the Board of Directors. In the event any nominee should become unable or unwilling to serve as a director, it is intended that the persons acting under the proxy will vote for the election, in his or her stead, of such other person as the Board of Directors of the company may recommend.


As of the date of this Proxy Statement, the company has a search underway for a new Chief Executive Officer. Although no decision has been made, the Board of Directors expects to fill the position in the near future. When the appointment is made, the Board anticipates that it will take appropriate action under the company's by-laws to expand the Board of Directors and elect the new Chief Executive Officer to the Board for a term ending upon the election of directors at the Annual Meeting of Stockholders of the company to be held in 1996.


       NAME           AGE                   PRINCIPAL OCCUPATION                   DIRECTOR SINCE
-------------------------------------------------------------------------------------------------
Lawrence E. Eaton     57     Executive Vice President Information, Imaging and            1994
                              Electronic Sector and Corporate Services, 3M
                              Company (Diversified Manufacturing) St. Paul,
                              Minnesota
Robert H. Ewald       47     President and Chief Operating Officer of the                 1994
                              company

       NAME           AGE                   PRINCIPAL OCCUPATION                   DIRECTOR SINCE
-------------------------------------------------------------------------------------------------
Catherine M. Hapka    40     Executive Vice President -- Markets, U S WEST                1994
                              Communications, Inc. (Telecommunications)
                              Minneapolis, Minnesota
Philip G. Heasley     45     Vice Chairman, First Bank Systems, Inc. and                  1994
                              President Retail Product Group (Banking)
                              Minneapolis, Minnesota
Robert G. Potter      55     Corporate Executive Vice President, Monsanto                 1990
                              Company (Chemicals) St. Louis, Missouri
Andrew Scott          66     Vice Chairman of the company                                 1973
Jan H. Suwinski       53     Executive Vice President, Opto-Electronics Group,            1992
                              Corning Inc. (Specialty Materials and Laboratory
                              Services) Corning, New York



The principal occupations of all the nominees for director are indicated in the preceding table. All nominees except Ms. Hapka have served their respective employers in either their present positions or other executive capacities for more than five years. Ms. Hapka was President of Data Services Division for Control Data Corporation from 1989-1990, prior to joining U S WEST Communications, Inc., as Vice President, Advanced Communication Services in May, 1991.


Mr. Eaton also serves as a director of 3M Company.


During 1994 there were seven meetings of the Board of Directors. The Board's Audit Committee met two times, its Compensation and Development Committee met five times, its Finance Committee met two times, and its Executive Committee met one time. The Board of Directors does not have a Nominating Committee or a committee performing similar functions.



The Executive Committee, consisting of Robert G. Potter (Chair), Lawrence E. Eaton, Catherine M. Hapka, Philip G. Heasley, and Jan H. Suwinski, was created in December, 1994. The Executive Committee may exercise the powers of the full Board, is supervising the search for a new Chief Executive Officer for the company, and consults with senior management regarding operations.


The Audit Committee, consisting of Philip G. Heasley (Chair), Lawrence E. Eaton, and Robert G. Potter, performs principally the following functions: recommends to the Board of Directors the engagement of the company's independent auditors; reviews with the independent auditors the plan and results of the auditing engagement; reviews the adequacy of the internal accounting controls; reviews the range of audit and non-audit professional service fees; approves such services; and considers the independence of the company's independent auditors.


The Compensation and Development Committee (formerly the Compensation Committee), consisting of Robert G. Potter (Chair), Lawrence E. Eaton, Catherine
M. Hapka, and Jan H. Suwinski, reviews and recommends for approval to the Board of Directors the remuneration arrangements for the company's executive officers and directors and the adoption of compensation and stock option and award plans in which these persons and other key employees of the company may participate. The Compensation and Development Committee is responsible for granting all options and stock awards to participants under the company's stock option plans (other than the 1989 Non-Employee Directors' Stock Option Plan), and it recommends to the Board benefits payable to employees under the company's other benefit plans.


The Finance Committee, consisting of Jan H. Suwinski (Chair), Catherine M. Hapka, and Robert G. Potter, reviews the company's current and long-range financial position, financial policies and performance objectives; makes recommendations to the Board of Directors on allocation of capital and banking relationships; evaluates retirement plan investment management and fund performance; and recommends share reserves for the company's stock programs.


COMPENSATION OF DIRECTORS


The company paid each director during the year ended December 31, 1994, other than Messrs. Carlson, Davis, Ewald, and Scott, directors' fees of $20,000 plus $1,000 for each Board and committee meeting attended. The chairs of the Audit, Compensation and Development and Finance Committees each received an additional $1,500 for chairing those committees.



Under a retirement income plan established for non-employee directors, after retirement from the Board, each director will receive a retirement benefit equal to the final annual retainer times the number of years served on the Board of Directors or 15 years, whichever is less. The amount is payable annually for a period not to exceed 15 years, or in a lump sum equivalent, at the director's option. In 1994, the company accrued $142,061 of expense and made payments totalling $147,786 under the plan.


The 1989 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") provides for the issuance to non-employee directors of the company of options to purchase authorized but unissued or reacquired Common Stock. The Directors' Plan provides for the granting of an initial option for 10,000 shares of Common Stock on the date the director first assumes office as a director and the grant of an option for an additional 1,000 shares upon the reelection of such director at each subsequent annual stockholders' meeting. The options granted under the Directors' Plan are "nonstatutory options" not qualifying under Section 422A or other similar provisions of the Internal Revenue Code. The option price per share for options granted under the Directors' Plan is the closing price for the Common Stock on the New York Stock Exchange on the date of grant. The options granted are exercisable in four successive 25% cumulative annual installments commencing one year after the date of grant and expire ten years from the date of grant if unexercised.

EXECUTIVE COMPENSATION

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT


Composed entirely of outside directors, the Compensation and Development Committee of the Board of Directors (the "Committee") is responsible for reviewing and approving remuneration for the company's executive officers including those named in the Summary Compensation Table below ("named executive officers") and the administration of compensation and stock option and award plans in which these individuals and other key employees participate. In addition, the Committee reviews and provides direction for the development of future leadership to meet the long-term organization and growth requirements of the company.


The company's executive compensation philosophy is to pay for individual and company results in a manner that is competitive with companies of similar revenue size in the computer industry. Standard industry compensation surveys, which include companies in the S&P 500 Computer Systems Index and other computer companies, are used. Competitiveness is measured taking into consideration base salary, annual bonus, and long-term incentive compensation plans. An executive officer's total cash compensation (salary and bonus) is targeted at the average of the comparison group.

BASE SALARY: Salaries for individual positions are evaluated to assure competitiveness of total cash compensation in relation to the comparison group. Executive officers receive merit increases based principally on individual performance, overall company financial performance, and general market conditions. During 1994, executive officers received merit increases ranging from 4% to 13.8%. In 1993 executive officers received no merit increases, although some received increases upon promotion to new positions. Compensation for the majority of the named executive officers was below market.

SHORT-TERM INCENTIVES: In 1994, executive officers were eligible for cash bonuses under the company's Annual Incentive Plan, a broad-based incentive plan covering mid- and upper-level management and technical employees. Target incentive levels are set between 45% and 65% of salary for executive officers. Payouts to the executive officers with respect to 1994 were based on company performance, and in some cases on supercomputer operations business unit performance as well, and on individual performance against objectives which directly supported the achievement of these goals. Company performance for 1994 was measured on the basis of annual revenue, return on capital employed (calculated by dividing operating income by noncash assets) and earnings per share growth. The business unit performance in 1994 for supercomputer operations was measured on the basis of financial goals including revenue growth, return on capital employed and operating income, and on a set of operational goals including sales, technical development and reliability objectives.


The company's revenue growth target was an increase of 11% over 1993, the return on capital employed target was 11%, and the earnings per share growth target was a 10% increase over 1993 earnings per share of $2.33. In determining company performance, the revenue growth goal was weighted 25%, the earnings per share growth goal was weighted 50% and the return on capital employed goal was weighted 25%. If a measure was below a minimum level established, no credit was given that measure in the determination of company performance.

In 1994, the company's revenue growth goal was below target but above the minimum; however, performance on the earnings per share growth and the return on capital employed goals were below the minimum. Company performance against these measures resulted in a lower than target level payout, expressed as a Company Performance Ratio of approximately 6.9%. In 1994, plan participants' individual performances against their own objectives were evaluated and individual award percentages were determined. Actual payouts (as a percentage of salary) to most executive officers including four of the named executive officers were calculated by multiplying each officer's individual award percentage by the Company Performance Ratio. Payouts to some executive officers were calculated by multiplying a portion of their individual award percentage by the Company Performance Ratio and the balance by the performance ratio calculated for supercomputer operations business unit.


In addition, executive officers participate in the Incentive Cash Profit Sharing Plan, a company-wide plan which generates cash awards to employees based on achievement of preestablished levels of financial performance for the company and its business units. For 1994, the plan performance measure was operating income. Executive officers received a payout under this Plan equal to slightly less than 1% of base salary.

Executive officers may elect to defer payment of a portion of their annual compensation under a Deferred Compensation Plan adopted by the company for certain highly compensated employees. Compensation generally must be deferred for five years or longer.

Finally, executive officers participate in a deferred profit sharing program under the Retirement Savings Plus Plan, which generates the only company-sponsored retirement benefits. For 1994 contributions of four percent of eligible wages were made by the company to deferred profit sharing, and the company 401(k) match was fifty cents per dollar of employee contribution, up to a maximum of $1,000.

LONG-TERM INCENTIVES: The company grants stock options to a broad base of employees under the 1989 Employee Benefit Stock Plan. The level of stock option grants for executive officers is intended to be competitive with those of the comparison group. Options are granted at fair market value on the date of grant. The plan also permits the company to make grants of restricted and nonrestricted stock. The purpose of the plan is to align the interests of employees and the company.

In 1994, some executive officers, including two of the named executive officers, were granted stock options. These options have value only as the company stock price increases.

Four of the named executive officers received grants of restricted stock in 1994. Vesting of the stock was dependent on achieving a minimum growth in earnings per share in each year of a three year period. All of the shares of restricted stock were forfeited because earnings per share growth in 1994 was less than the 10% minimum.

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to an executive officer named in the Summary Compensation Table to $1 million, unless certain requirements are met. While the company's compensation plans are performance based plans, they do not presently meet all the requirements set forth in current proposed regulations. There is some uncertainty as to what the final interpretation of the law will be. The proposed regulations do contain a "grandfather" provision for certain compensation paid under existing plans.

The Committee has determined that, based on information currently available, it is not necessary to modify the company's compensation plans at this time since the compensation paid to executive officers is likely to either be less than the $1 million limit or would be exempted under the "grandfather" provision of the regulations and, therefore, would be deductible. The Committee will continue to monitor and assess various alternatives concerning this issue in order to maximize corporate tax deductions without limiting the company's flexibility to attract and retain qualified executives.

CEO REMUNERATION: As Chairman of the Board and Chief Executive Officer, Mr. Carlson's 1994 compensation was tied directly to company performance. His 1994 base salary was $410,042. He received a 13.8% increase over his 1993 base salary in January 1994. Based on comparison group data, Mr. Carlson's 1994 base salary after the increase was below the market average by more than 18%. Mr. Carlson's individual objectives under the Annual Incentive Plan for 1994 were substantially the same as the company's objectives of revenue, return on capital employed and earnings per share growth. Company performance was substantially below target and Mr. Carlson received a bonus of 4.5% of his eligible wages for the year, a total bonus of $18,452. In January, 1994, the Committee also awarded him a stock option covering 25,000 shares, granted at the fair market value of $26.50 on the date of grant, and made a grant of 15,000 shares of restricted stock in March, 1994. The shares of restricted stock have been forfeited to the company because the required 10% minimum earnings per share growth was not achieved.

                                           Compensation and Development
                                           Committee

                                              Robert G. Potter            Catherine M. Hapka
                                              Lawrence E. Eaton           Jan H. Suwinski


In connection with the retirement of John F. Carlson as Chief Executive Officer effective December 31, 1994, and as a director effective May 16, 1995, in addition to accrued vacation of $39,652, the company has agreed to pay Mr. Carlson $679,478 in installments from May, 1995 through December, 1996. The company will also reimburse Mr. Carlson for certain tax preparation and financial planning fees up to $25,000 and for certain membership dues, and will pay $61,800 for outplacement services to be provided to Mr. Carlson. In consideration of these payments Mr. Carlson has accepted certain restrictions on his business activities, including a one year noncompete agreement.


In January, 1995, the Company paid Lester T. Davis, who retired at the end of 1994, a special bonus of $159,352 in recognition of Mr. Davis' 22 years of service to the company.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table below includes individual compensation information for the Chief Executive Officer and the four other most highly paid executive officers for services rendered in all capacities during the fiscal years ended December 31, 1994, 1993 and 1992.

                                                                                         LONG-TERM COMPENSATION
                                                 ANNUAL COMPENSATION               -----------------------------------
                                     --------------------------------------------                    NUMBER OF SHARES
        NAME AND                                                 OTHER ANNUAL      RESTRICTED STOCK  UNDERLYING STOCK
 PRINCIPAL POSITION (1)     YEAR      SALARY     BONUS (2)     COMPENSATION (3)      AWARDED (4)      OPTIONS GRANTED
------------------------  ---------  ---------  -----------  --------------------  ----------------  -----------------
John F. Carlson             1994     $ 410,042   $  22,395        $   14,865          $  493,125            25,000
  Chairman and Chief        1993       357,442     267,092            17,190                  -0-           60,000
  Executive Officer         1992       314,766          -0-            3,695                  -0-               -0-
Lester T. Davis             1994     $ 335,902   $  11,342                -0-         $  493,125                -0-
  Chief Operating           1993       301,662     178,352                -0-                 -0-           48,000
  Officer                   1992       301,662          -0-               -0-                 -0-               -0-
Robert H. Ewald             1994     $ 334,497   $  15,910        $    6,756          $  493,125                -0-
  President and             1993       296,317     159,782             3,380                  -0-           40,000
  Chief Operating           1992       287,548          -0-              446                  -0-               -0-
   Officer
Michael J. Lindseth         1994     $ 230,367   $   9,368        $    8,245          $  493,125                -0-
  Executive Vice            1993       200,387     102,845             5,200                  -0-           29,500
  President, Sales          1992       200,387          -0-            1,722                  -0-               -0-
Don F. Whiting              1994     $ 194,171   $  51,575        $    3,835                  -0-            7,500
  Senior Vice President,    1993       168,750      99,770             4,113                  -0-           29,500
  Operations                1992       168,750      14,766             8,315                  -0-               -0-


        NAME AND               ALL OTHER
 PRINCIPAL POSITION (1)     COMPENSATION (5)
------------------------  --------------------
John F. Carlson                $    7,348
  Chairman and Chief               10,749
  Executive Officer                10,664
Lester T. Davis                $    7,324
  Chief Operating                  10,736
  Officer                          10,643
Robert H. Ewald                $    7,326
  President and                    10,731
  Chief Operating                  10,619
   Officer
Michael J. Lindseth            $    7,223
  Executive Vice                    9,208
  President, Sales                  9,341
Don F. Whiting                 $    7,188
  Senior Vice President,            7,912
  Operations                        8,024

-------------
(1) Principal position represents the capacity in which the executive served as of December 31, 1994.

(2) Consists of cash compensation accrued during the fiscal year pursuant to the Annual Incentive Plan and the cash bonus under the Incentive Cash Profit Sharing Plan.

(3) Amounts in this column represent compensation related to professional income tax services provided to the executive. All executive officers of the company are offered professional income tax services. The cost of these services and the personal income taxes owed by the executive on the imputed income resulting from the receipt of this benefit are paid by the company and are reflected in this column.

(4) Grants of 15,000 shares of restricted stock were made to each of four named executive officers. The price per share on the date of grant was $32.875 for a market value on the date of grant of $493,125 for the shares held by each officer. On December 31, 1994, the price per share was $15.75, resulting in a valuation of $236,250 for the shares held by each officer as of such date. The shares were subject to vesting conditions based on growth in earnings per share over a three year period. A minimum of 10% earnings per share growth was required in each year of the three year period. The 10% minimum was not met in 1994, and all of these shares were forfeited to the company as of January 31, 1995. The shares are not currently outstanding and no dividends were paid on such shares.

(5) Represents contributions to the Company's Retirement Savings Plus Plan and term life insurance premiums (less than $348 in any one year for each executive officer) paid by the company for the benefit of the executive officer.


Non-cash personal benefits paid to executive officers during each year in the three-year period ended December 31, 1994 did not exceed in the aggregate the lesser of 10% of cash compensation or $50,000 for any individual executive officer.

Other than as noted in this Proxy Statement, the company is not party to any employment agreement with any of its executive officers, and during 1994 it had no pension, profit sharing, remuneration, incentive or other retirement, deferred compensation or contingent compensation plans of any kind solely for the benefit of its executive officers.

STOCK OPTIONS

The following table presents, for each of the executive officers named in the "Summary Compensation Table" above, the number of shares of Common Stock purchased upon exercise of stock options during fiscal year 1994, the aggregate dollar value realized upon exercise based on the market price of the stock on the dates of exercise, and the number of stock options held by such executive officers as of December 31, 1994, distinguishing between options that are exercisable as of December 31, 1994 and those that will become exercisable at various times in the future.

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND F-Y-END OPTION VALUES


                                                    NUMBER OF SHARES UNDERLYING
                                                                                   VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                     SHARES                                  AT FY-END                AT FY-END (1)
                  ACQUIRED ON                       ---------------------------   ----------------------
     NAME           EXERCISE      VALUE REALIZED     EXERCISABLE    UNEXERCISABLE EXERCISABLE UNEXERCISABLE
---------------  --------------   ---------------   -------------   -----------   ----------  ----------
John F. Carlson         -0-             -0-            58,412          73,750        -0-        -0-
Lester T. Davis         -0-             -0-            64,760(2)          -0-        -0-        -0-
Robert H. Ewald         -0-             -0-            46,049          33,750        -0-        -0-
Michael J.
 Lindseth               -0-             -0-            31,684          24,625        -0-        -0-
Don F. Whiting          -0-             -0-            24,069          30,005        -0-        -0-

------------
(1) The exercise prices of all options held by the executive officers named in the table as of December 31, 1994 were greater than the market value of the company's Common Stock at that date of $15.75 per share.

(2) Mr. Davis retired on December 31, 1994, and upon retirement all outstanding options became exercisable in accordance with the terms of the 1989 Employee Benefit Stock Plan


The following table presents, for each executive officer named in the "Summary Compensation Table" above, the number of shares underlying options granted during 1994, the exercise price for such options, their expiration date and their potential realizable value.

OPTION GRANTS IN LAST FISCAL YEAR


                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                               INDIVIDUAL GRANTS                              RATES OF STOCK PRICE
                    ------------------------------------------------------------------------    APPRECIATION FOR
                     NUMBER OF SHARES     % OF TOTAL OPTIONS      EXERCISE OR                    OPTION TERM (2)
                    UNDERLYING OPTIONS   GRANTED TO EMPLOYEES   BASE PRICE PER   EXPIRATION   ---------------------
       NAME               GRANTED           IN FISCAL YEAR         SHARE (1)        DATE       5% ($)     10% ($)
------------------  -------------------  ---------------------  ---------------  -----------  ---------  ----------
John F. Carlson             25,000                  3.2%           $   26.50        1/24/04   $ 416,643  $1,055,854
Lester T. Davis                 --                   --                   --             --          --          --
Robert H. Ewald                 --                   --                   --             --          --          --
Michael J.
 Lindseth                       --                   --                   --             --          --          --
Don F. Whiting               7,500                  1.0%           $   26.50        1/24/04   $ 124,993  $  316,756

------------
(1) All options were granted with an exercise price equal to the market price on the date of grant and become exercisable in 25% annual installments commencing one year from the date of grant.

(2) These values assume options are exercised at the end of their ten year term and assume a prescribed rate of stock price appreciation. The actual value of these options is dependent on future performance of the Common Stock, and there is no assurance the values reflected in the table will be realized.


COMPARATIVE STOCK PERFORMANCE


The graph below compares the cumulative total stockholder return on the Common Stock of the company for the last five years with the cumulative total return on the S&P 500 Index and the S&P 500 Computer Systems Index over the same period (assuming the investment of $100 in the company's Common Stock, the S&P 500 Index and the S&P 500 Computer Systems Index on December 31, 1989, with reinvestment of all dividends).


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           CRAY RESEARCH, INC.    S&P 500 INDEX      S&P 500 COMPUTER SYSTEMS INDEX
1989                        100               100                                  100
1990                      76.92              96.9                               112.06
1991                      99.58            126.42                                99.58
1992                      59.65            136.05                                 73.1
1993                      65.71            149.76                                75.87
1994                      40.06            151.74                                97.98

EXECUTIVES' SEVERANCE COMPENSATION PLAN

The company has adopted an Executives' Severance Compensation Plan (the "Severance Plan") covering certain of its employees, including the persons named in the "Summary Compensation Table" above. The Severance Plan covers employees who have been elected by the Board of Directors of the company to a position of Vice President or higher. The Severance Plan provides for a severance payment if a covered employee's employment with the company is terminated within 15 months after a "change of control" (as defined in the Severance Plan). The company will not be required to make such payment if the termination is due to the employee's death, voluntary retirement at or after age 65, or disability, or by the company for "just cause" (as defined in the Severance Plan). If the employee is entitled to a severance payment, he or she will receive a lump sum cash payment equal to two times his or her annual compensation. The Severance Plan provides for a pro rata adjustment for employees with less than six months of employment. For purposes of the Severance Plan, annual compensation includes any wages, salary, bonus or incentive compensation, including amounts deferred. It does not include income attributable to options granted under an option plan. The company may amend or terminate the Severance Plan at any time. However, if a change of control occurs, the Severance Plan may not be amended or terminated.

PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS


The Board of Directors has appointed KPMG Peat Marwick LLP, independent certified public accountants, as auditors of the company for the year ending December 31, 1995. KPMG Peat Marwick LLP has audited the financial statements of the company since incorporation.


Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment of KPMG Peat Marwick LLP as auditors for the company for the year ending December 31, 1995.

Representatives of KPMG Peat Marwick LLP will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS AND OTHER MATTERS


Any stockholder desiring to have an appropriate proposal for action presented at next year's Annual Meeting of Stockholders, now scheduled for May 1996, and who wishes to have it set forth in the Proxy Statement and form of proxy for the meeting, must notify the company and submit the proposal in writing for receipt at the company's executive offices noted above not later than December 3, 1995. See Securities and Exchange Commission Rule 14a-8 for additional applicable requirements and procedures.

The Board of Directors of the company knows of no other matters that will be presented at this year's Annual Meeting of Stockholders. If any other matter properly arises at the meeting, it is intended that the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxies.

                                           By Order of the Board of Directors,

                                                         [LOGO]

                                           David E. Frasch
                                           Secretary

March 31, 1995

                              CRAY RESEARCH, INC.

         PROXY FOR 1995 ANNUAL MEETING OF STOCKHOLDERS ON MAY 16, 1995

The undersigned hereby appoints Robert H. Ewald and David E. Frasch, or either of them, with full power of substitution, as proxy or proxies, to vote for the undersigned and in the undersigned's name all shares of Common Stock of Cray Research, Inc. of the undersigned as if the undersigned were personally present and voting at the 1995 Annual Meeting of Stockholders on May 16, 1995, and at any adjournments thereof, on the following matters:

1.  ELECTION OF DIRECTORS:

     / / For all seven nominees listed below (except as marked to the contrary below)

     / / Withhold authority to vote for all nominees listed below

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)

               Lawrence E. Eaton, Robert H. Ewald, Catherine M. Hapka,
        Philip G. Heasley, Robert G. Potter, Andrew Scott and Jan H. Suwinski

(2) PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1995.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

(3) SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

THIS  PROXY  IS  SOLICITED  BY  THE
BOARD  OF  DIRECTORS  AND,  IF   NO
CHOICE  IS SPECIFIED, WILL BE VOTED  ----------------------------------------
FOR MATTERS (1) AND (2) ABOVE,  AND  Signature of Stockholder
IN  THE  DISCRETION  OF  THE  PROXY
HOLDER ON ALL OTHER MATTERS          ----------------------------------------
                                     (If there are  co-owners, both must  sign.)
                                     The  signature(s) should be  exactly as the
                                     name(s) appears printed to  the left. If  a
                                     corporation, please sign the corporate name
                                     in   full  by  an  authorized  officer  and
                                     indicate the signer's office. When  signing
                                     as   executor,   administrator,  fiduciary,
                                     attorney,  trustee  or   guardian,  or   as
                                     custodian  for  a minor,  please  give full
                                     title as such.  If a  partnership, sign  in
                                     the partnership name.
                                     Dated: ----------------------------, 1995
                                           (Month)              (Day)

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE
                                  IS REQUIRED.